Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-112133, 333-141178, 333-179536) of Pro-Dex, Inc. pertaining to the Pro-Dex, Inc. Second Amended and Restated 2004 Stock Option Plan and the Pro-Dex, Inc. Amended and Restated 2004 Directors’ Stock Option Plan, Inc., of our report dated September 27, 2013 with respect to the consolidated financial statements of Pro-Dex, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended June 30, 2013.

/ s / Moss Adams LLP

Moss Adams LLP
Irvine, California
September 27, 2013